PART II - EXHIBIT 12
                                                           --------------------

                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
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                                                                                                             Three Months
                                                                                                                Ended
                                                                    Years Ended December 31,                   March 31,
                                                  ------------------------------------------------------     ----------
                                                  1994        1995         1996         1997        1998           1999
                                                  ----        ----         ----         ----        ----           ----
Earnings Available:
  Income from continuing operations
    before income taxes, minority
    interest and extraordinary items. . .         $ 43.4       $358.9      $340.1       $145.2      $516.4      $101.0

  Less:  Excess of earnings over
               dividends of less than
               fifty percent owned
               companies. . . . . . . . . .            -          0.2         0.2          0.2         0.2         0.1
          Capitalized interest. . . . . . .          0.2            -         0.3            -           -         1.3
                                                  ------       ------      ------       ------      ------      ------
                                                    43.2        358.7       339.6        145.0       516.2        99.6
                                                  ======       ======      ======       ======      ======      ======


Fixed Charges:

  Interest expense (including
    capitalized interest) and
    amortization of debt discount
    and expense. . . . . . . . . . . . .           184.6        147.1       172.6        122.4       105.4        27.3
  Portion of rentals representative
    of an interest factor. . . . . . . .            12.8         13.5        15.1         14.7        17.0         4.5
                                                  ------       ------      ------       ------      ------       -----
           Total Fixed Charges. . . . . .          197.4        160.6       187.7        137.1       122.4        31.8
                                                  ------       ------      ------       ------      ------      ------
           Total Earnings Available. . .          $240.6       $519.3      $527.3       $282.1      $638.6      $131.4
                                                  ======       ======      ======       ======      ======      ======
Ratio of Earnings to Fixed Charges. . .             1.22         3.23        2.81         2.06        5.22        4.13
                                                    ====         ====        ====         ====        ====        ====




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